As Filed With the Securities and Exchange Commission on April 28, 2004

                                                     Registration No. 333-114785

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-3

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                               Acadia Realty Trust
             (Exact Name of Registrant as Specified in Its Charter)

                  Maryland                               23-2715194
        (State or Other Jurisdiction                  (I.R.S. Employer
      of Incorporation or Organization)            Identification Number)

            1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

        Kenneth F. Bernstein                          With copies to:
      Chief Executive Officer                      Mark Schonberger, Esq.
        Acadia Realty Trust                Paul, Hastings, Janofsky & Walker LLP
 1311 Mamaroneck Avenue, Suite 260                  75 East 55th Street
    White Plains, New York 10605                  New York, New York 10022
           (914) 288-8100                              (212) 318-6000
  (Name, Address, Including Zip Code,
and Telephone Number, Including Area Code, of Agent For Service)

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                                 _______________

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /_/
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/


        The registrant is filing this Amendment No.1 to Form S-3 to include the following delaying amendment, which was inadvertently omitted from the previous filing:

        DELAYING AMENDMENT UNDER RULE 473(A): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No.1 on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on this 28th day of April, 2004.

                            ACADIA REALTY TRUST
                            A Maryland real estate investment trust (Registrant)


                            By: /s/ Kenneth F. Bernstein
                                ------------------------
                                Kenneth F. Bernstein
                                Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Amendment No.1 has been signed by the following persons in the capacities and on the dates indicated.



          Signature                                    Title                            Date

*_________________________________           Senior Vice President and               April 28, 2004
        Michael Nelsen                        Chief Financial Officer
                                     (Principal Financial and Account Officer)

*_________________________________                    Trustee                        April 28, 2004
        Douglas Crocker, II

*_________________________________                    Trustee                        April 28, 2004
        Martin L. Edelman

*_________________________________                    Trustee                        April 28, 2004
        Alan S. Forman

*_________________________________                    Trustee                        April 28, 2004
        Lorrence T. Kellar

*_________________________________                    Trustee                        April 28, 2004
        Marvin L. Levine

*_________________________________                    Trustee                        April 28, 2004
        Lawrence Longua

*_________________________________                    Trustee                        April 28, 2004
       Lee S. Wielansky

*  By:  /s/ Kenneth F. Bernstein      Chief Executive Officer, President and         April 28, 2004
        --------------------------   Trustee (Principal Executive Officer) and
            Kenneth F. Bernstein                 Attorney-in-fact